As filed with the Securities and Exchange Commission on July 20, 2020

Registration No. 333-239687

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PG&E Corporation

(Exact Name of Registrant as Specified in Its Charter)

77 Beale Street

P.O. Box 770000

San Francisco, CA 94177

California	(415) 973-1000	94-3234914
(State or Other Jurisdiction of Incorporation or Organization)	(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(I.R.S. Employer Identification Number)

Janet C. Loduca

Senior Vice President and General Counsel

PG&E Corporation

77 Beale Street

P.O. Box 770000

San Francisco, CA 94177

(415) 973-1000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Please send copies of all communications to:

Nicholas A. Dorsey, Esq. C. Daniel Haaren, Esq. Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 (212) 474-1000	Michael F. Fitzpatrick, Jr., Esq. Hunton Andrews Kurth LLP 200 Park Avenue New York, New York 10166 (212) 309-1000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

PG&E Corporation:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, no par value	819,100,436	$8.91	$ 7,298,184,884.76	$ 947,304.40

(1)

Consists of 819,100,436 shares of the registrant’s common stock to be offered and sold by the selling shareholders named herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The price is based on the average of the high and low sale prices for shares of PG&E Corporation common stock on June 30, 2020, as reported on the New York Stock Exchange.

(3)	Calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Pre-Effective Amendment No. 1 (this “Pre-Effective Amendment”) to the Registration Statement on Form S-3, File No. 333-239687, filed on July 6, 2020 (the “Registration Statement”) of PG&E Corporation is being filed in order to update certain sections in the Registration Statement. Accordingly, this Pre-Effective Amendment amends the Registration Statement to update the facing page, include this Explanatory Note, update the last reported sale price of PG&E Corporation’s common stock on the New York Stock Exchange, update the table of contents of the prospectus, update the description of material relationships with selling shareholders, add additional documents incorporated by reference in the prospectus and update Item 16. Exhibits. The remainder of the Registration Statement is unchanged.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated July 20, 2020

PROSPECTUS

PG&E Corporation

Common Stock

This prospectus covers the offer and resale by the selling shareholders (as defined herein), from time to time in one or more offerings, of up to 819,100,436 shares of common stock of PG&E Corporation held by such selling shareholders at prices and on terms that will be determined at the time of any such offerings.

PG&E Corporation is not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale by the selling shareholders of such shares. For a detailed discussion about the selling shareholders, please see “Selling Shareholders.”

This prospectus provides you with a general description of the securities and the manner in which they may be sold by the selling shareholders. If necessary, the specific manner in which these securities may be offered and sold will be described in one or more supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus, and any applicable prospectus supplement, before you invest in the securities registered hereunder.

The securities may be offered and sold on a delayed or continuous basis by the selling shareholders through agents, underwriters, or dealers as designated from time to time, directly to purchasers, or through a combination of these methods. In addition, certain selling shareholders may offer and sell these securities from time to time, together or separately. If any underwriters, dealers or agents are involved in the sale of any of the shares of common stock by the selling shareholders, then, to the extent required, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See “Plan of Distribution.”

See “Risk Factors” on page 1 for information on certain risks related to the purchase of our securities described in this prospectus.

PG&E Corporation’s common stock is listed on the New York Stock Exchange under the symbol “PCG.” On July 17, 2020, the last reported sale price of PG&E Corporation’s common stock on the New York Stock Exchange was $9.22 per share.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                , 2020

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that PG&E Corporation filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. When we refer to the “Utility” in this prospectus, we refer to Pacific Gas and Electric Company, the principal operating subsidiary of PG&E Corporation. When we refer to the “Company,” “we,” “our,” “ours” and “us” in this prospectus under the headings “Forward-Looking Statements” and “Our Company” we mean PG&E Corporation and its subsidiaries, including the Utility, through which substantially all of PG&E Corporation’s operations are conducted. When such terms are used elsewhere in this prospectus, we refer to PG&E Corporation and not to any of its direct or indirect subsidiaries or affiliates except as expressly provided. When we refer to the “selling shareholders” in this prospectus, we refer to the selling shareholders named in this prospectus or in any supplement to this prospectus or certain transferees, assignees, pledgees, donees or other successors-in-interest that received shares of common stock from the selling shareholders. Capitalized terms used in this prospectus and not otherwise defined herein have the meanings given such terms in PG&E Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference into this prospectus.

Under this shelf registration process, the selling shareholders may from time to time offer and sell up to 819,100,436 shares of common stock in one or more offerings or resales as described in this prospectus. This prospectus provides you with only a general description of the securities that are registered hereunder. This prospectus does not contain all of the information set forth in the registration statement of which this prospectus is a part, as permitted by the rules and regulations of the SEC. For additional information regarding us, the selling shareholders and the offered securities, please refer to the registration statement of which this prospectus is a part.

When the selling shareholders sell shares of common stock under this prospectus, we and/or the selling shareholders will, if necessary and required by law, provide a prospectus supplement that contains specific information about the offering and the terms of the offered securities. Any such prospectus supplement may also add, delete, update or change information contained in this prospectus. You should rely only on the information in the applicable prospectus supplement if this prospectus and the applicable prospectus supplement are inconsistent. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, if any, together with the additional information described under the section of this prospectus titled “Where You Can Find More Information.” In particular, you should carefully consider the risks and uncertainties described under the section titled “Risk Factors” or otherwise included in any applicable prospectus supplement or incorporated by reference in this prospectus before you decide whether to purchase the securities. These risks and uncertainties, together with those not known to us or those that we may deem immaterial, could impair our business and ultimately affect our ability to make payments on the securities.

i

Neither we nor the selling shareholders take any responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. Neither we nor the selling shareholders have authorized any other person to provide you with information different from the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. Neither we, the selling shareholders nor any underwriter, dealer or agent will make an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus and any applicable prospectus supplement is accurate only as of the dates on their covers and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

ii

OUR COMPANY

PG&E Corporation, incorporated in California in 1995, is a holding company whose primary operating subsidiary is Pacific Gas and Electric Company, a public utility operating in northern and central California. The Utility was incorporated in California in 1905. PG&E Corporation became the holding company of the Utility and its subsidiaries in 1997. The Utility generates revenues mainly through the sale and delivery of electricity and natural gas to customers.

Our executive offices are located at 77 Beale Street, P.O. Box 770000, San Francisco, California 94177. PG&E Corporation’s telephone number is (415) 973-1000 and the Utility’s telephone number is (415) 973-7000.

RISK FACTORS

Investing in our common stock involves risk. You are urged to carefully read and consider the risk factors described below and in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2019 and in Item 1A of Part II of our Quarterly Report on Form 10-Q for the three months ended March 31, 2020 and other reports filed with the SEC, which are all incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus or the applicable supplement to this prospectus, if any. The risks and uncertainties described are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, financial results and the value of our common stock.

The price of our common stock may fluctuate significantly, which could negatively affect us and holders of our common stock.

Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for them. Many factors, which are outside our control, may cause the market price of our common stock to fluctuate significantly. Such factors include those described elsewhere in this “Risk Factors” section and this prospectus, as well as the following:

•	investors’ perceptions of us and the Utility’s prospects;

•	investors’ perceptions of us and/or the industry’s risk and return characteristics relative to other investment alternatives;

•	investors’ perceptions of the prospects of the energy and commodities markets;

•	differences between actual financial and operating results and those expected by investors and analysts;

•

changes in analyst reports, recommendations or earnings estimates regarding us, the Utility, other comparable companies or the industry generally, and our and the Utility’s ability to meet those estimates;

•	actual or anticipated fluctuations in quarterly financial and operating results;

•	volatility in the equity securities market;

•

sales, or anticipated sales, of large blocks of our common stock, including sales or anticipated sales by the Fire Victim Trust, the Backstop Parties and/or the PIPE Investors (in each case, as defined herein);

•	announcements of strategic actions by us or our competitors, such as acquisitions or restructurings, or other material events;

•	changes in laws or regulations that adversely affect our industry or us;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	changes in senior management or key personnel;

•	adverse resolution of new or pending litigation against us or the imposition of fines, penalties or other remedies for prior conduct;

•	our emergence from the Chapter 11 Cases (as defined herein);

•	changes in our credit ratings;

•

changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from global health crises, natural disasters, terrorist attacks, acts of war and responses to such events; and

•	other factors described in the section “Forward-Looking Statements” in this prospectus.

These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock is low. As a result, you may suffer a loss on your investment.

Further, the market for our common stock will likely influence, and be influenced by, any market that develops for our equity units or the purchase contracts that comprise a component thereof. For example, investors’ anticipation of the distribution into the market of the additional shares of common stock issuable upon settlement of the purchase contracts could depress the price of our common stock and/or increase the volatility of our common stock price. The price of our common stock could also be affected by possible sales of such common stock by investors who view our equity units as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that is likely to develop involving the equity units, purchase contracts that comprise a component thereof and the common stock. Such hedging or arbitrage activity could, in turn, affect the trading prices of the common stock.

Future sales of our common stock, including sales by current or future significant shareholders, could reduce our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

Our amended and restated articles of incorporation (the “Amended Articles”) authorize the issuance of 3,600,000,000 shares of common stock and 400,000,000 shares of preferred stock. As of July 1, 2020, there were approximately 1,941,261,230 shares of our common stock outstanding.

We and certain of our directors and executive officers have entered into lock-up agreements in connection with the Equity Offerings (as defined herein) that will restrict us and them from selling shares of our common stock for the 120-day period (other than certain departing executive officers who will be restricted for a period of 30 days and certain other departing non-executive directors who will not be subject to lock-up restrictions) following June 25, 2020, subject to certain exceptions. In accordance with the Fire Victim Trust RRA (as defined herein), the Fire Victim Trust entered into lock-up agreements in connection with the Equity Offerings restricting it from selling the Fire Victim Trust Shares (as defined herein) for the 90-day period following June 25, 2020, subject to certain exceptions. However, those lock-ups are subject to certain important exceptions. In addition, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC may, in their sole discretion, release all or some portion of the shares of common stock subject to lock-up agreements at any time and for any reason. Sales of a substantial number of such shares of common stock upon early release or expiration of the lock-up agreements, or the perception that such sales may occur could cause the market price of our common stock to fall or make it more difficult for you to sell your common stock at a time and price that you deem appropriate. Thereafter, such directors and executive officers may be able to sell shares of common stock subject to volume limitations in accordance with Rule 144 under the Securities Act. We have also granted customary registration rights to the Fire Victim Trust, the PIPE Investors and, in respect of shares that may be issued pursuant to the Greenshoe Backstop, the Backstop Parties, in each case as described herein. The filing of the registration statement of which this prospectus forms a part will, upon effectiveness, register the Fire Victim Trust Shares and the PIPE Shares for resale by the Fire Victim Trust and the PIPE Investors, respectively. In addition, we expect to file a registration statement in respect of shares that may be issued pursuant to the Greenshoe Backstop within a short period of time following issuance of any such shares. As a result, these shares could be sold freely shortly following the date of this prospectus (or, in the case of the Fire Victim Trust Shares and the PIPE Shares, the expiration or waiver of the applicable lock-up), which could have a material adverse impact on the market price of our common stock.

In addition, on July 1, 2020, we issued 169,000,000 shares of our common stock (which may be increased by up to an additional 19,909,091 shares in certain circumstances) to the Backstop Parties (the “Backstop Shares”) as consideration for their obligations under the Backstop Commitment Letters (as defined herein) pursuant to an exemption from registration under the Securities Act set forth in the Bankruptcy Code. The Backstop Parties are not be subject to any lock-up agreements, and as a result, the Backstop Shares, as a general matter, are freely tradeable by the Backstop Parties.

In addition, under the terms of the Investment Agreement (as defined herein), the PIPE Investors are restricted from selling the PIPE Shares for the 90-day period following July 1, 2020, subject to certain exceptions, some of which are significant. For example, PIPE Investors are permitted to engage in certain hedging activities and are permitted to pledge the PIPE Shares for a bona fide loan or other extension of credit. We have agreed pursuant to the underwriting agreement not to grant any release or waiver of these restrictions without the consent of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, who may, in their sole discretion, release all or some portion of the PIPE Shares from such restrictions. As a result there could be sales of a substantial number of shares. There are no restrictions on PIPE Investors selling shares that they acquired outside of the PIPE Transaction.

The market price of shares of our common stock could decline as a result of the sale of a substantial number of our shares of common stock, or the perception in the market that the holders of a large number of such shares or securities convertible into or exercisable for such shares intend to sell their shares or such other securities. In that regard, the number of shares of our common stock issuable upon settlement of the purchase contracts that comprise a component of our equity units issued in connection with the Equity Units Offering (as defined herein) may be substantial. In addition, the settlement rates for the purchase contracts will be subject to certain anti-dilution adjustments that could increase, potentially significantly, the number of shares of our common stock issuable upon such settlement.

We may also sell additional shares of common stock in subsequent offerings and/or issue additional shares of common stock or securities convertible into shares of our common stock. The issuance of any shares of our common stock for future financing, acquisitions upon conversion or exercise of convertible securities, or otherwise may result in a reduction of the book value and market price of our outstanding common stock. If we issue any such additional shares, the issuance will cause a reduction in the proportionate ownership and voting power of all current shareholders. We cannot predict the size of future issuances of shares of our common stock or securities convertible into shares of common stock or, for any issuance, the effect, if any, that such future issuances will have on the market price of our common stock.

We may be required to issue shares with respect to HoldCo Rescission or Damage Claims or due to the issuance of Option Securities (as defined below), which would result in dilution to anyone who acquires shares of our common stock.

As described further in our Current Report on Form 8-K filed on June 24, 2020, we may be required to issue shares of our common stock in respect of certain pre-petition claims arising from or related to the common stock of PG&E Corporation (such claims, with certain other similar claims against PG&E Corporation (the “HoldCo Rescission or Damage Claims”). If such issuance is required, it may be determined that under the Plan of Reorganization, the Fire Victim Trust should receive additional shares of our common stock such that it would have owned 22.19% of the outstanding common stock of reorganized PG&E Corporation on the Effective Date, assuming that such issuance of shares in respect of the HoldCo Rescission or Damage Claims had occurred on the Effective Date.

In addition, and as described further in our Current Report on Form 8-K filed on July 2, 2020, if, as of the later of (i) the first business day following July 25, 2020 and (ii) the last Mandatory Redemption Settlement Date (as defined in the Forward Stock Purchase Agreements (as defined herein)) (such later date, the “Settlement Date”), we have issued any additional equity units to the underwriters of the Equity Units Offering (the “Option Securities”), we will issue an additional number of shares of our common stock to the Fire Victim Trust such that it would have owned 22.19% of the outstanding common stock of reorganized PG&E Corporation on the Effective Date, assuming that such issuance of Option Securities had occurred on the Effective Date, subject to a cap of 748,415 additional shares.

Any such issuances will result in dilution to holders of our common stock, and may cause the trading price of our shares to decline.

Our common stock is subject to ownership and transfer restrictions intended to preserve our ability to use our net operating loss carryforwards and other tax attributes.

We have and expect to incur in connection with the Plan of Reorganization significant net operating loss carryforwards and other tax attributes, the amount and availability of which are subject to certain qualifications, limitations and uncertainties. The Amended Articles impose certain restrictions on the transferability and ownership of our common stock and preferred stock (together, the “capital stock”) and other interests designated as “stock” of PG&E Corporation by the Board of Directors as disclosed in an SEC filing by us (such stock and other interests, the “Equity Securities,” and such restrictions on transferability and ownership, the “Ownership Restrictions”) in order to reduce the possibility of an equity ownership shift that could result in limitations on our ability to utilize net operating loss carryforwards and other tax attributes from prior taxable years or periods for federal income tax purposes. Any acquisition of our capital stock that results in a shareholder being in violation of these restrictions may not be valid.

Subject to certain exceptions, the Ownership Restrictions restrict (i) any person or entity (including certain groups of persons) from directly or indirectly acquiring or accumulating 4.75% or more of our outstanding Equity Securities and (ii) the ability of any person or entity (including certain groups of persons) already owning, directly or indirectly, 4.75% or more of our Equity Securities to increase their proportionate interest in our Equity Securities. Any transferee receiving Equity Securities that would result in a violation of the Ownership Restrictions will not be recognized as a shareholder of PG&E Corporation or entitled to any rights of shareholders, including, without limitation, the right to vote and to receive dividends or distributions, whether liquidating or otherwise, in each case, with respect to the Equity Securities causing the violation.

The Ownership Restrictions remain in effect until the earliest of (i) the repeal, amendment or modification of Section 382 (and any comparable successor provision) of the Internal Revenue Code, in a manner that renders the restrictions imposed by Section 382 of the Internal Revenue Code no longer applicable to PG&E Corporation, (ii) the beginning of a taxable year in which the Board of Directors determines that no tax benefits attributable to net operating losses or other tax attributes are available, (iii) the date selected by the Board of Directors if it determines that the limitation amount imposed by Section 382 of the Internal Revenue Code as of such date in the event of an “ownership change” of PG&E Corporation (as defined in Section 382 of the Internal Revenue Code and Treasury Regulation Sections 1.1502-91 et seq.) would not be materially less than the net operating loss carryforwards or “net unrealized built-in loss” (within the meaning of Section 382 of the Internal Revenue Code and Treasury Regulation Sections 1.1502-91 et seq.) of PG&E Corporation and (iv) the date selected by the Board of Directors if it determines that it is in the best interests of our shareholders for the Ownership Restrictions to be removed or released. The Ownership Restrictions may also be waived by the Board of Directors on a case by case basis. You are advised to carefully monitor your ownership of our common stock and consult your own legal advisors to determine whether your ownership of our common stock violates the Ownership Restrictions.

Our ability to use some or all of our net operating loss carryforwards and other tax attributes to offset future income may be limited.

As of December 31, 2019, we had net operating loss carryforwards for PG&E Corporation’s consolidated group for U.S. federal income tax purposes of approximately $5.7 billion. Pursuant to an order of the Bankruptcy Court all trading and transfers of stock of the Debtors from and after the Petition Date and through the consummation of the Plan of Reorganization were subject to certain restrictions and other requirements imposed to protect the potential value of the Debtors’ consolidated net operating loss carryforwards and other tax benefits.

Following the Effective Date, any net operating loss carryforwards and certain other tax attributes allocable to periods prior to the Effective Date may be subject to certain limitations. Under Section 382 of the Internal Revenue Code, if a corporation (or a consolidated group) undergoes an “ownership change,” and the corporation does not qualify for (or elects out of) the special bankruptcy exception in Section 382(l)(5) of the Internal Revenue Code, such net operating loss carryforwards and other tax attributes may be subject to certain limitations. In general, an ownership change occurs if the aggregate stock ownership of certain shareholders (generally 5% shareholders, applying certain look-through and aggregation rules) increases by more than 50% over such shareholders’ lowest percentage ownership during the testing period (generally three years). Losses incurred in the same taxable year as an ownership change generally can be pro-rated between the pre- and post-change portions of the taxable year, even if a disproportionate amount of such losses were actually incurred on or prior to the date of the ownership change. Only the portion of such losses allocated to the pre-change portion of the year would be subject to the annual limitation.

Whether we underwent or will undergo an ownership change as a result of the transactions occurring pursuant to the Plan of Reorganization and whether the limitation under Section 382 if we did or do undergo an ownership change will be material to our operations is uncertain and depends in part on results of the transactions in our equity that occurred and will occur pursuant to the Plan of Reorganization. We do not expect to qualify for the bankruptcy exception if we did or do undergo an ownership change as a result of the transactions occurring pursuant to the Plan of Reorganization. Even if these transactions do not cause an ownership change, they could increase the likelihood that we may undergo an ownership change for purposes of Section 382 of the Internal Revenue Code in the future.

Limitations imposed on our ability to utilize net operating loss carryforwards or other tax attributes could cause U.S. federal income taxes to be paid earlier than would be paid if such limitations were not in effect and could cause such net operating loss carryforwards or other tax attributes to expire unused, in each case reducing or eliminating the benefit of such net operating loss carryforwards and other tax attributes. Specifically, our ability to utilize our net operating loss carryforwards is critical to a successful rate-neutral securitization transaction after the Effective Date, the proceeds of which are expected to be used to satisfy our obligations to the Fire Victim Trust, and to our commitment to make certain operating and capital expenditures. Failure to consummate a securitization transaction or obtain alternative sources of capital could have a material adverse effect on us and the value of our common stock.

Our ability to pay dividends on shares of our common stock is subject to restrictions.

In response to concerns raised by California Governor Gavin Newsom, we filed a motion (the “Motion”) with the Bankruptcy Court setting forth certain commitments by us in connection with the confirmation process and implementation of the Plan of Reorganization, including, among other things, limitations on our ability to pay dividends on shares of our common stock (the “Dividend Restriction”). The Dividend Restriction provides that we may not pay dividends on shares of our common stock until we recognize $6.2 billion in Non-GAAP Core Earnings following the Effective Date. “Non-GAAP Core Earnings” means GAAP earnings adjusted for those non-core items identified in the disclosure statement filed with the Bankruptcy Court on March 17, 2020. Additionally, Judge Alsup’s ruling in the Utility’s probation dated April 3, 2019 places further restrictions on the ability of PG&E Corporation and the Utility to issue dividends. Under the ruling, no dividends may be issued until PG&E Corporation and the Utility are fully in compliance with all applicable laws concerning vegetation management and clearance requirements, as well as the vegetation management and enhanced vegetation management targets and metrics in the Utility’s wildfire mitigation plan.

Subject to the foregoing restrictions, any decision to declare and pay dividends in the future will be made at the discretion of the Board of Directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board of Directors may deem relevant. Certain of our debt instruments contain covenants that restrict the ability of our subsidiaries to pay dividends to us.

We are a holding company and rely on dividends, distributions and other payments, advances and transfers of funds from our subsidiaries to meet our obligations.

We conduct our operations primarily through our subsidiaries, and substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our cash flow and our ability to meet our debt service obligations under our existing and future indebtedness are largely dependent upon the earnings and cash flows of our subsidiaries and the distribution or other payment of these earnings and cash flows to us in the form of dividends or loans or advances and repayment of loans and advances from the Utility. The ability of our subsidiaries to pay dividends or make other advances, distributions and transfers of funds will depend on their respective results of operations and may be restricted by, among other things, applicable laws limiting the amount of funds available for payment of dividends, the conditions of the Utility’s probation proceeding and certain restrictive covenants contained in the agreements of those subsidiaries. We do not expect the Utility to commence payment of dividends on its common or preferred stock immediately upon emergence from Chapter 11. Additionally, the Utility must use its resources to satisfy its own obligations, including its obligation to serve customers, to pay principal and interest on outstanding debt, to pay preferred stock dividends and meet its obligations to employees and creditors, before it can distribute cash to us. Under the Utility’s Articles of Incorporation, the Utility cannot pay common stock dividends unless all cumulative preferred dividends on the Utility’s preferred stock have been paid. In addition, the CPUC has imposed various conditions that govern the relationship between us and the Utility, including financial conditions that require the Board of Directors to give first priority to the capital requirements of the Utility, as determined to be necessary and prudent to meet the Utility’s obligation to serve or to operate the Utility in a prudent and efficient manner. As a result of these restrictions and conditions, we do not expect the Utility to commence payment of dividends on its common or preferred stock immediately upon emergence from the Chapter 11 Cases. The deterioration of income from, or other available assets of, our subsidiaries for any reason could limit or impair their ability to pay dividends or other distributions to us, which could, in turn, materially and adversely affect our ability to meet our obligations.

California law and certain provisions in the Amended Articles and our amended and restated bylaws (the “Amended Bylaws”) may prevent efforts by our shareholders to change the direction or management of the Company.

The Amended Articles and the Amended Bylaws contain provisions that may make the acquisition of the Company more difficult without the approval of the Board of Directors, including, but not limited to, the following:

•	until 2024, the Board of Directors will be divided into two equal classes, with members of each class elected in different years for different terms;

•

only holders of shares who are entitled to cast ten percent or more of the votes can request a special meeting of the shareholders, and any such request must satisfy the requirements specified in the Amended Bylaws; action by shareholders may otherwise only be taken at an annual or special meeting duly called by or at the direction of a majority of the Board of Directors;

•	advance notice for all shareholder proposals is required; and

•

any person acquiring our common stock will be restricted from owning more than 4.75% of our common stock and any person now owning more than 4.75% of our common stock will be restricted from increasing their proportionate interest in our common stock.

These and other provisions in the Amended Articles, the Amended Bylaws and California law could make it more difficult for shareholders or potential acquirers to obtain control of the Board of Directors or initiate actions that are opposed by the then-current Board of Directors, including delay or impede a merger, tender offer or proxy contest involving the Company. The existence of these provisions could negatively affect the price of our common stock and limit opportunities for you to realize value in a corporate transaction.

For information regarding these and other provisions, see the Amended Articles and the Amended Bylaws included as Exhibits 3.1 and 3.2, respectively, to the registration statement of which this prospectus forms a part, as well as the section titled “Description of Common Stock” herein.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our industry, or if they adversely change their recommendations regarding our stock, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our industry or our competitors. If we do not establish and maintain adequate research coverage or if any of the analysts who may cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price could decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports about us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement, and the documents incorporated by reference herein and therein, contain forward-looking statements that are necessarily subject to various risks and uncertainties. These statements reflect management’s judgment and opinions that are based on current estimates, expectations, and projections about future events and assumptions regarding these events and management’s knowledge of facts as of the date of the applicable document. These forward-looking statements relate to, among other matters, estimated losses, including penalties and fines, associated with various investigations and proceedings; forecasts of capital expenditures; estimates and assumptions used in critical accounting policies, insurance receivable, regulatory assets and liabilities, environmental remediation, litigation, third-party claims, and other liabilities; and the level of future equity or debt issuances. These statements are also identified by words such as “assume,” “expect,” “intend,” “forecast,” “plan,” “project,” “believe,” “estimate,” “predict,” “anticipate,” “may,” “should,” “would,” “could,” “potential” and similar expressions. We are not able to predict all the factors that may affect future results. Some of the factors that could cause future results to differ materially from those expressed or implied by the forward-looking statements, or from historical results, include, but are not limited to:

•

the effect of any appeals or objections related to PG&E Corporation’s and the Utility’s Joint Chapter 11 Plan of Reorganization dated June 19, 2020 (the “Plan of Reorganization”), the order approving Plan funding transactions and documents in connection with the confirmation of the Plan of Reorganization dated June 11, 2020 [Docket No. 7909] (the “Funding Transactions Order” or the order confirming the Plan dated June 20, 2020 (the “Confirmation Order”), including the injunction contained in the Plan of Reorganization and the Confirmation Order that channels certain pre-petition fire-related claims to trusts to be satisfied from the trusts’ assets;

•

if PG&E Corporation issues shares in respect of the Option Securities or HoldCo Rescission or Damage Claims, PG&E Corporation will or may, respectively, be obligated to issue additional shares of common stock to the Fire Victim Trust, resulting in additional dilution to holders of PG&E Corporation common stock;

•

whether the Utility is able to participate in the Go-Forward Wildfire Fund established under Assembly Bill (“AB”) 1054 (the “Wildfire Fund”), and the consequences, including financial, of any inability to participate;

•

restrictions on PG&E Corporation’s and the Utility’s ability to pursue strategic and operational initiatives upon emergence from the voluntary cases commenced by each of PG&E Corporation and the Utility under chapter 11 of title 11 of the U.S. Code (the “Chapter 11 Cases”);

•

PG&E Corporation’s and the Utility’s historical financial information not being indicative of future financial performance as a result of the Chapter 11 Cases and, among other things, the financial and other restructuring recently undergone by PG&E Corporation and the Utility in connection with emergence from Chapter 11;

•	the ability of PG&E Corporation and the Utility to raise financing for operations and investment;

•

the impact of AB 1054 on potential losses in connection with future wildfires, including the California Public Utility Commission’s (the “CPUC”) implementation of the procedures for recovering such losses;

•

the impact of the 2018 Camp fire, the 2017 Northern California wildfires and the 2015 Butte fire, including whether the Utility will be able to timely recover any costs incurred therewith in excess of insurance not disallowed from recovery in the Wildfire Order Instituting Investigation (“OII”); the timing and outcome of the remaining wildfire investigations and the extent to which the Utility will have liability associated with these fires; the timing and amount of insurance recoveries; and potential liabilities in connection with fines or penalties that could be imposed on the Utility if the CPUC, SEC or any other law enforcement agency were to bring an enforcement action, including, if the March 17, 2020 plea agreement (the “Plea Agreement”) is terminated, a criminal proceeding, and determination that the Utility failed to comply with applicable laws and regulations;

•

the ability of PG&E Corporation and the Utility to finance costs, expenses and other possible losses with respect to claims related to the 2018 Camp fire and the 2017 Northern California wildfires, through securitization mechanisms or otherwise, which potential financings are not addressed by the Wildfire Fund as it only applies to wildfires occurring after July 12, 2019;

•	the timing and outcome of any proceeding to recover 2015 Butte fire-related costs in excess of insurance through rates;

•	the risks and uncertainties associated with the 2019 Kincade fire;

•

the timing and outcome of future regulatory and legislative developments in connection with SB 901, including future wildfire reforms, inverse condemnation reform, and other wildfire mitigation measures or other reforms targeted at the Utility or its industry;

•

the severity, extent and duration of the global COVID-19 pandemic and its impact on PG&E Corporation’s and the Utility’s financial condition, results of operations, liquidity and cash flows, as well as on energy demand in the Utility’s service territory, the ability of the Utility to collect on customer invoices, the ability of the Utility to offset these effects, including with spending reductions, and the ability of the Utility to recover any losses incurred in connection with the COVID-19 pandemic through cost recovery, and the impact of workforce disruptions, if any;

•

the outcome of the Utility’s Community Wildfire Safety Program that the Utility has developed in coordination with first responders, civic and community leaders, and customers to help reduce wildfire threats and improve safety as a result of climate-driven wildfires and extreme weather, including the Utility’s ability to comply with the targets and metrics set forth in the 2020-2022 Wildfire Mitigation Plan; and the cost of the program and the timing and outcome of any proceeding to recover such cost through rates;

•	whether the Utility will be able to obtain full recovery of its significantly increased insurance premiums, and the timing of any such recovery;

•	whether the Utility can obtain wildfire insurance at a reasonable cost in the future, or at all, and whether insurance coverage is adequate for future losses or claims;

•	increased employee attrition as a result of the filing of the Chapter 11 Cases and the challenging political and operating environment facing PG&E Corporation and the Utility;

•

the impact of the Utility’s implementation of its Public Safety Power Shutoff (“PSPS”) program, including the timing and outcome of the PSPS OII and order to show cause, and whether any fines or penalties or civil liability for damages will be imposed on the Utility as a result; the costs in connection with PSPS events, and the effects on PG&E Corporation’s and the Utility’s reputations caused by implementation of the PSPS program;

•

the timing and outcomes of the 2020 GRC, FERC TO18, TO19, and TO20 rate cases, 2018 and 2019 CEMA applications, WEMA application, future applications for FHPMA, FRMMA, and WMPMA, future cost of capital proceedings, and other ratemaking and regulatory proceedings;

•

the outcome of the probation and the monitorship imposed by the federal court after the Utility’s conviction in the federal criminal trial in 2017, the timing and outcomes of the debarment proceeding, potential reliability penalties or sanctions from the North American Electric Reliability Corporation, the SED’s unresolved enforcement matters relating to the Utility’s compliance with natural gas-related laws and regulations, and other investigations that have been or may be commenced relating to the Utility’s compliance with natural gas- and electric-related laws and regulations, and the ultimate amount of fines, penalties, and remedial costs that the Utility may incur in connection with the outcomes including the costs of complying with any additional conditions of probation imposed in connection with the Utility’s federal criminal proceeding, such as expenses associated with any material expansion of the Utility’s vegetation management program, including as a result of the probation proceedings before the U.S. District Court, as well as the impact of additional conditions of probation on PG&E Corporation’s and the Utility’s ability to make distributions to shareholders;

•	the timing and outcomes of any other material litigations, regulatory investigations or claims that were not discharged through the Chapter 11 Cases;

•	the impact of any claims for contribution or indemnity asserted with respect to the 2018 Camp fire, the 2017 Northern California wildfires and the 2015 Butte fire;

•	the effects on PG&E Corporation’s and the Utility’s reputations caused by matters such as the CPUC’s investigations and enforcement proceedings;

•

the outcome of the Safety Culture OII proceeding, and future legislative or regulatory actions that may be taken, such as requiring the Utility to separate its electric and natural gas businesses, or restructure into separate entities, or undertake some other corporate restructuring, or transfer ownership of the Utility’s assets to municipalities or other public entities, or implement corporate governance changes;

•

whether the Utility can control its operating costs within the authorized levels of spending, and timely recover its costs through rates; whether the Utility can continue implementing a streamlined organizational structure and achieve project savings, the extent to which the Utility incurs unrecoverable costs that are higher than the forecasts of such costs; and changes in cost forecasts or the scope and timing of planned work resulting from changes in customer demand for electricity and natural gas or other reasons;

•

whether the Utility and its third-party vendors and contractors are able to protect the Utility’s operational networks and information technology systems from cyber- and physical attacks, or other internal or external hazards;

•

the timing and outcome in the Court of Appeals of the appeal of FERC’s order denying rehearing on September 19, 2019 of the complaint filed by the CPUC and certain other parties that the Utility provide an open and transparent planning process for its capital transmission projects that do not go through the CAISO’s Transmission Planning Process to allow for greater participation and input from interested parties; and the timing and outcome of FERC’s Order on Remand on July 18, 2019 granting the Utility a 50 basis point ROE incentive adder for continued participation in the CAISO;

•

the outcome of current and future self-reports, investigations, or other enforcement proceedings that could be commenced or notices of violation that could be issued relating to the Utility’s compliance with laws, rules, regulations, or orders applicable to its operations, including the construction, expansion, or replacement of its electric and gas facilities, electric grid reliability, inspection and maintenance practices, customer billing and privacy, physical and cybersecurity, environmental laws and regulations; and the outcome of existing and future SED notices of violations;

•

the impact of environmental remediation laws, regulations, and orders; the ultimate amount of costs incurred to discharge the Utility’s known and unknown remediation obligations; and the extent to which the Utility is able to recover environmental costs in rates or from other sources;

•

the impact of SB 100, signed into law on September 10, 2018, which increased the percentage from 50% to 60% of California’s electricity portfolio that must come from renewables by 2030 and establishes state policy that 100% of all retail electricity sales must come from renewable portfolio standard-eligible or carbon-free resources by 2045;

•

how the CPUC and the CARB implement state environmental laws relating to greenhouse gas, renewable energy targets, energy efficiency standards, distributed energy resources, electric vehicles, and similar matters, including whether the Utility is able to continue recovering associated compliance costs, such as the cost of emission allowances and offsets under cap-and-trade regulations; and whether the Utility is able to timely recover its associated investment costs;

•	the impact of the California governor’s executive order issued on January 26, 2018, to implement a new target of five million zero-emission vehicles on the road in California by 2030;

•

the ultimate amount of unrecoverable environmental costs the Utility incurs associated with the Utility’s natural gas compressor station site located near Hinkley, California and the Utility’s fossil fuel-fired generation sites;

•

the impact of new legislation or NRC regulations, recommendations, policies, decisions, or orders relating to the nuclear industry, including operations, seismic design, security, safety, relicensing, the storage of spent nuclear fuel, decommissioning, cooling water intake, or other issues; the impact of potential actions, such as legislation, taken by state agencies that may affect the Utility’s ability to continue operating Diablo Canyon until its planned retirement;

•

the impact of wildfires, droughts, floods, or other weather-related conditions or events, climate change, natural disasters, acts of terrorism, war, vandalism (including cyber-attacks), downed power lines, and other events, that can cause unplanned outages, reduce generating output, disrupt the Utility’s service to customers, or damage or disrupt the facilities, operations, or information technology and systems owned by the Utility, its customers, or third parties on which the Utility relies, and the reparation and other costs that the Utility may incur in connection with such conditions or events; the impact of the adequacy of the Utility’s emergency preparedness; whether the Utility incurs liability to third parties for property damage or personal injury caused by such events; whether the Utility is subject to civil, criminal, or regulatory penalties in connection with such events; and whether the Utility’s insurance coverage is available for these types of claims and sufficient to cover the Utility’s liability;

•

the outcome of future legislative developments in connection with the amendment to SB 350 introduced on May 18, 2020 that would implement the terms of the Case Resolution Contingency Process as provided in the Bankruptcy Court’s Order Pursuant to 11 U.S.C. Sections 105 and 363 and Fed. R. Bankr. P. 9019 (i) Approving Case Resolution Contingency Process and (ii) Granting Related Relief [Docket No. 6721] dated April 9, 2020, which was amended and superseded by the Order entered on April 24, 2020 [Docket No. 6937] and purchase option to which PG&E Corporation and the Utility have committed by authorizing the creation of a non-profit public benefit corporation by the State of California for the purpose of acquiring the Utility’s assets and providing electric and gas service in the Utility’s territory in the event that the Plan of Reorganization is not confirmed or fails to go effective in accordance with certain required dates, or if the CPUC revokes the Utility’s certificate of public convenience and necessity;

•	whether the Utility’s climate change adaptation strategies are successful;

•

the breakdown or failure of equipment that can cause damages, including fires, and unplanned outages; and whether the Utility will be subject to investigations, penalties, and other costs in connection with such events;

•

the impact that reductions in Utility customer demand for electricity and natural gas, driven by customer departures to CCAs and DA providers, have on the Utility’s ability to make and recover its investments through rates and earn its authorized return on equity, and whether the Utility is successful in addressing the impact of growing distributed and renewable generation resources, and changing customer demand for its natural gas and electric services;

•

the supply and price of electricity, natural gas, and nuclear fuel; the extent to which the Utility can manage and respond to the volatility of energy commodity prices; the ability of the Utility and its counterparties to post or return collateral in connection with price risk management activities; and whether the Utility is able to recover timely its electric generation and energy commodity costs through rates, including its renewable energy procurement costs;

•

the amount and timing of charges reflecting probable liabilities for third-party claims; the extent to which costs incurred in connection with third-party claims or litigation can be recovered through insurance, rates, or from other third parties; and whether the Utility can continue to obtain adequate insurance coverage for future losses or claims, especially following a major event that causes widespread third-party losses;

•

the impact of the regulation of utilities and their holding companies, including how the CPUC interprets and enforces the financial and other conditions imposed on PG&E Corporation when it became the Utility’s holding company, and whether the uncertainty in connection with the 2018 Camp fire and the 2017 Northern California wildfires, the ultimate outcomes of the CPUC’s pending investigations, and other enforcement matters will impact the Utility’s ability to make distributions to PG&E Corporation;

•	the outcome of federal or state tax audits and the impact of any changes in federal or state tax laws, policies, regulations, or their interpretation;

•

whether PG&E Corporation or the Utility undergoes an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), as a result of the implementation of the Plan of Reorganization and in subsequent years;

•	changes in the regulatory and economic environment, including potential changes affecting renewable energy sources and associated tax credits, as a result of the current federal administration; and

•	the impact of changes in GAAP, standards, rules, or policies, including those related to regulatory accounting, and the impact of changes in their interpretation or application.

For more information about the significant risks that could affect the outcome of the forward-looking statements and our future financial condition, results of operations, liquidity, and cash flows, you should read the section titled “Risk Factors” in this prospectus and the section titled “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2019 and in Item 1A of Part II of our Quarterly Report on Form 10-Q for the three months ended March 31, 2020 incorporated by reference herein as well as the important factors that may be set forth under the heading “Risk Factors” in the applicable supplement to this prospectus, if any.

You should read this prospectus, any applicable prospectus supplement, the documents that we incorporate by reference herein and therein, the documents that we have included as exhibits to the registration statement of which this prospectus forms a part and the documents that we refer to under the section of this prospectus titled “Where You Can Find More Information” completely and with the understanding that our actual future results could be materially different from what we expect when making the forward-looking statement. We qualify all our forward- looking statements by these cautionary statements. These forward-looking statements speak only as of the date of this prospectus or applicable prospectus supplement, or the date of the document incorporated by reference herein or therein, as the case may be. Except as required by applicable laws or regulations, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of common stock by the selling shareholders.

DESCRIPTION OF COMMON STOCK

Unless indicated differently in a prospectus supplement, this section describes the terms of our common stock that may be offered and sold by the selling shareholders under this prospectus. The following description is only a summary and is qualified in its entirety by reference to applicable law, the Amended Articles and Amended Bylaws. Any accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

General

The Amended Articles authorize the issuance of 3,600,000,000 shares of common stock and 400,000,000 shares of preferred stock. As of July 1, 2020, there were approximately 1,941,261,230 shares of our common stock, no par value, outstanding and no shares of preferred stock outstanding. All outstanding shares of our common stock are fully paid and nonassessable.

Common Stock

We may issue our common stock from time to time upon such terms and for such consideration as may be determined by our board of directors. Such further issuances, up to the aggregate amounts authorized by the Amended Articles, will not require approval by our shareholders. We may also issue common stock from time to time under dividend reinvestment and employee benefit plans.

The Amended Articles restrict our ability to issue non-voting shares of our capital stock to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code for so long as such Section is in effect and applicable to us (the “Voting Restrictions”). Except as otherwise provided by law, holders of our common stock have voting rights on the basis of one vote per share on each matter submitted to a vote at a meeting of shareholders, subject to any class or series voting rights of holders of our preferred stock. Our shareholders may not cumulate votes in elections of directors. As a result, the holders of our common stock and (if issued) preferred stock entitled to exercise more than 50% of the voting rights in an election of directors can elect all of the directors to be elected if they choose to do so. In such event, the holders of the remaining common stock and preferred stock voting for the election of directors will not be able to elect any persons to the board of directors.

Holders of our common stock, subject to any prior rights or preferences of preferred stock outstanding, have equal rights to receive dividends if and when declared by our board of directors out of funds legally available therefor.

In the event of our liquidation, dissolution or winding up and after payment of all prior claims, holders of our common stock would be entitled to receive any of our remaining assets, subject to any preferential rights of holders of outstanding shares of preferred stock.

Holders of our common stock have no preemptive rights to subscribe for additional shares of common stock or any of our other securities, nor do holders of our common stock have any redemption or conversion rights. Additionally, the rights of holders of common stock may be materially limited or qualified by the rights of holders of preferred stock that we may issue in the future.

Our common stock is listed on the New York Stock Exchange under the symbol “PCG.”

The transfer agent and registrar for our common stock is EQ Shareowner Services, P. O. Box 64874, St. Paul, MN, 55164-0874.

Ownership Restrictions

The Amended Articles impose certain restrictions on the transferability and ownership of our capital stock and any other interests designated as “stock” of PG&E Corporation by our board of directors as disclosed in an

SEC filing by PG&E Corporation (such stock and other interests, the “Equity Securities,” and such restrictions on transferability and ownership, the “Ownership Restrictions”) in order to reduce the possibility of an equity ownership shift that could result in limitations on our ability to utilize net operating loss carryforwards and other tax attributes from prior taxable years for Federal income tax purposes. Any acquisition of our capital stock that results in a shareholder being in violation of these restrictions may not be valid. The Ownership Restrictions may be waived by our board of directors on a case-by-case basis.

Subject to certain exceptions, the Ownership Restrictions restrict (i) any person or entity (including certain groups of persons) from directly or indirectly acquiring or accumulating 4.75% or more of our outstanding Equity Securities and (ii) the ability of any person or entity (including certain groups of persons) already owning, directly or indirectly, 4.75% or more of our Equity Securities from increasing their proportionate interest in our Equity Securities. Any transferee receiving Equity Securities that would result in a violation of the Ownership Restrictions will not be recognized as a shareholder of PG&E Corporation or entitled to any rights of shareholders, including, without limitation, the right to vote and to receive dividends or distributions, whether liquidating or otherwise, in each case, with respect to the Equity Securities causing the violation.

The Ownership Restrictions remain in effect until the earliest of (i) the repeal, amendment or modification of Section 382 (and any comparable successor provision) of the Code, in such a way as to render the restrictions imposed by Section 382 of the Code no longer applicable to PG&E Corporation, (ii) the beginning of a taxable year in which our board of directors determines that no tax benefits attributable to net operating losses or other tax attributes are available, (iii) the date selected by our board of directors if it determines that the limitation amount imposed by Section 382 of the Code as of such date in the event of an “ownership change” of PG&E Corporation (as defined in Section 382 of the Code and Treasury Regulation Sections 1.1502-91 et seq.) would not be materially less than the net operating loss carryforwards or “net unrealized built-in loss” (within the meaning of Section 382 of the Code and Treasury Regulation Sections 1.1502-91 et seq.) of PG&E Corporation and (iv) the date selected by our board of directors if it determines that it is in the best interests of our shareholders for the Ownership Restrictions to be removed or released.

SELLING SHAREHOLDERS

This prospectus covers the offering for resale from time to time, in one or more offerings, of up to 819,100,436 shares of our common stock by the selling shareholders named herein. In this section, references to “we,” “our,” “ours” and “us” refer only to PG&E Corporation and not to any of its direct or indirect subsidiaries or affiliates except as expressly provided.

The following tables set forth (i) the name of each selling shareholder, (ii) the number of shares of common stock beneficially owned by each selling shareholder as of July 1, 2020 and (iii) the number of shares of common stock beneficially owned by each selling shareholder following the completion of this offering (assuming each selling shareholder sells all of the shares of our common stock covered by this prospectus). The immediately following table also sets forth the percentage of common stock beneficially owned by the selling shareholders after giving effect to the sale by the selling shareholders of all shares of our common stock covered by this prospectus, based on 1,941,261,230 shares of common stock outstanding as of July 1, 2020.

The shares of common stock covered by this prospectus were acquired by the selling shareholders in the following transactions: (i) the issuance of shares of common stock to the Fire Victim Trust in order to satisfy, release and discharge certain wildfire-related claims in connection with the Chapter 11 Cases and (ii) the issuance and sale of shares of common stock to the PIPE Investors pursuant to the Investment Agreement. For additional information regarding the issuances of these shares of common stock, see the sections entitled “—Material Relationships with Selling Shareholders—Fire Victim Trust Issuance” and “—Material Relationships with Selling Shareholders—PIPE Transaction” below.

The selling shareholders are not making any representation that any shares of common stock covered by this prospectus will be offered for sale. Because each selling shareholder may dispose of all, none or some portion of the shares of common stock covered by this prospectus, no estimate can be given as to the number of shares that will be beneficially owned by a selling shareholder upon termination of this offering. In addition, the selling shareholders may have sold, transferred or otherwise disposed of their shares of common stock in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented. For purposes of the table below, however, we have assumed that after termination of this offering, none of the shares of common stock registered for resale under this prospectus will be beneficially owned by the selling shareholders, and we have further assumed that the selling shareholders will not acquire beneficial ownership of any additional shares of common stock during this offering.

To our knowledge, except as described below in the section entitled “Selling Shareholders—Material Relationships with Selling Shareholders” and the notes to the following table, the selling shareholders have held no position or office or had any other material relationship with us or any of our affiliates or predecessors during the past three years.

We may amend or supplement this prospectus from time to time in the future to update or change this selling shareholders list and the shares of common stock that may be resold pursuant to this prospectus. See the section entitled “Plan of Distribution” for further information regarding the selling shareholders’ method of distributing these shares.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned Prior to the Offering(1)	Shares of Common Stock to be Sold Pursuant to this Offering	Shares of Common Stock Beneficially Owned After the Offering(1)	Percentage of Shares of Common Stock Beneficially Owned After the Offering(1)
Azteca Partners LLC(2)	66,440,268	51,710,526	14,729,742	*
EP Zimmer Ltd.(3)	2,745,228	2,580,774	164,454	*
Fidelity Advisor Series I: Fidelity Advisor Balanced Fund—Utilities Sub(4)	446,062	446,062	—	—
Fidelity Advisor Series VII: Fidelity Advisor Utilities Fund(4)	2,221,632	1,645,847	575,785	*
Fidelity Central Investment Portfolios LLC: Fidelity Utilities Central Fund(4)	2,051,289	1,516,974	534,315	*
Fidelity Devonshire Trust: Fidelity Series All-Sector Equity Fund—Utilities Sub(4)	612,393	549,393	63,000	*
Fidelity Devonshire Trust: Fidelity Series Stock Selector Large Cap Value Fund—Utilities Subportfolio(4)	636,648	636,648	—	—
Fidelity Devonshire Trust: Fidelity Stock Selector Large Cap Value Fund—Utilities Sub(4)	31,334	31,334	—	—
Fidelity Low Priced Stock Commingled Pool—Principal All Sector Sub(4)	3,647,368	3,647,368	—	—
Fidelity Puritan Trust: Fidelity Balanced Fund—Utilities Sub(4)	3,934,968	3,934,968	—	—
Fidelity Puritan Trust: Fidelity Balanced K6 Fund—Utilities Sub-portfolio(4)	44,159	44,159	—	—
Fidelity Puritan Trust: Fidelity Low-Priced Stock Fund—Principal All Sector Sub(4)	22,105,263	22,105,263	—	—
Fidelity Puritan Trust: Fidelity Low-Priced Stock K6 Fund—Principal All Sector Sub-portfolio(4)	1,878,947	1,878,947	—	—
Fidelity Puritan Trust: Fidelity Series Intrinsic Opportunities Fund(4)	13,815,789	13,815,789	—	—
Fidelity Select Portfolios: Fidelity Telecom and Utilities Fund(4)	4,358,149	2,548,516	1,809,633	*
Fidelity Select Portfolios: Utilities Portfolio(4)	3,672,966	2,719,168	953,798	*
Fire Victim Trust(5)	476,995,175	476,995,175	—	—
GIC Pte. Ltd.(6)	57,937,654	52,631,579	5,306,075	*
MainStay VP Funds Trust—MainStay VP Fidelity Institutional AM Utilities Portfolio(4)	3,630,065	2,683,689	946,376	*
Palomino Master Ltd.(2)	34,995,255	27,236,842	7,758,413	*
Strategic Advisers Core Fund—FIAM Sector Managed Utilities Sub(4)	372,718	372,718	—	—
Strategic Advisers Fidelity U.S. Total Stock Fund—FIAM Sector Managed—Utilities Sub(4)	900,246	900,246	—	—
Third Point Loan LLC(7)	83,735,701	78,947,368	4,788,333	*
Variable Insurance Products Fund III: Balanced Portfolio—Utilities Sub(4)	550,019	550,019	—	—
Variable Insurance Products Fund IV: Utilities Portfolio(4)	674,381	499,206	175,175	*
ZP Energy Fund, L.P.(3)	9,568,330	9,329,708	238,622	*
ZP Master Energy Fund, L.P.(3)	5,992,555	5,843,155	149,400	*
ZP Master Utility Fund, Ltd(3)	56,693,887	53,298,995	3,394,892	*

*	Less than 1%.
(1)

The amounts and percentages of common stock beneficially owned by the named selling shareholders are determined in accordance with the SEC’s rules, pursuant to which a person is deemed to be a “beneficial owner” of a security if that person has or shares voting or investment power or has the right to acquire such power within 60 days through exercise of any option, warrant or other right. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

(2)

Appaloosa LP (“ALP”) is the manager of Azteca Partners LLC and the investment advisor to Palomino Master Ltd. Appaloosa Capital Inc. (“ACI”) is the general partner of ALP. Mr. David A. Tepper is the controlling stockholder and president of ACI and owns a majority of the limited partnership interests in ALP. The address for Azteca Partners LLC and Palomino Master Ltd. is c/o Appaloosa LP, 51 JFK Parkway, Short Hills, NJ 07078. See “Material Relationships with Selling Shareholders” below for additional information.

(3)

Zimmer Partners, LP serves as the investment manager to EP Zimmer Ltd., ZP Energy Fund, L.P., ZP Master Energy Fund, L.P. and ZP Master Utility Fund, Ltd and exercises voting and dispositive power over the shares held by these entities. Stuart J. Zimmer is the sole owner of Sequentis Financial LLC, the managing member of Zimmer Partners GP, LLC, the general partner of Zimmer Partners, LP. See “Material Relationships with Selling Shareholders” below for additional information.

(4)

These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company LLC (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. See “Material Relationships with Selling Shareholders” below for additional information.

(5)

The shares of common stock listed herein are held directly by the Fire Victim Trust. This does not include up to an additional 748,415 shares of common stock that the Fire Victim Trust may receive in the event any Option Securities are issued by PG&E Corporation. The Trustee (as defined below) may be deemed to beneficially own the shares of common stock held by the Fire Victim Trust. The Trustee specifically disclaims beneficial ownership of the securities held by the Trust that he does not directly own or control. The address of the Fire Victim Trust is Two Embarcadero Center, Suite 1500, San Francisco CA, 94111. See “Material Relationships with Selling Shareholders” below for additional information.

(6)

GIC Pte. Ltd. is wholly owned by the Government of Singapore and was established with the sole purpose of managing Singapore’s foreign reserves. The Government of Singapore disclaims beneficial ownership of these shares. The business address of GIC Pte. Ltd. is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912. See “Material Relationships with Selling Shareholders” below for additional information.

(7)

The address for Third Point Loan LLC, Third Point LLC and Mr. Loeb is 55 Hudson Yards, 51st Floor, New York NY 10001. Third Point Loan LLC holds the securities listed herein as nominee for funds managed and/or advised by Third Point LLC and not in its individual capacity. Daniel S. Loeb is the Chief Executive Officer of Third Point LLC. As a result of the relationships described in this footnote, Third Point LLC and Mr. Loeb may be deemed to be indirect beneficial owners of the securities listed herein as owned by Third Point Loan LLC. Each of Third Point LLC and Mr. Loeb disclaims beneficial ownership over the securities listed herein except to the extent of their pecuniary interest in such securities. See “Material Relationships with Selling Shareholders” below for additional information.

Material Relationships with Selling Shareholders

The following summaries do not purport to be complete and are subject, and qualified in entirety by reference, to the applicable documents incorporated by reference herein. We urge you to read these documents because they, and not the following summaries, outline the material relationships with the selling shareholders.

Fire Victim Trust Issuance

In full satisfaction, release and discharge of the wildfire-related claims of certain individuals, public entities and other claimants (the “Fire Victim Claims”), on July 1, 2020, we and the Utility funded the PG&E Fire Victim Trust, a statutory trust created under the Delaware Statutory Trust Act (including any of its subsidiaries who may become a party hereto, the “Fire Victim Trust”) with aggregate consideration consisting of $6.75 billion in cash (including $1.35 billion on a deferred basis) and 476,995,175 shares of common stock of reorganized PG&E Corporation (the “Fire Victim Trust Shares”) representing 22.19% of the outstanding common stock of reorganized PG&E Corporation as of the Effective Date, subject to potential adjustments, (plus certain other rights), in each case in accordance with the terms of the Plan of Reorganization.

In connection with the issuance of the Fire Victim Trust Shares, we entered into a registration rights agreement (the “Fire Victim Trust RRA”) with the Hon. John K. Trotter (Ret.), solely in his capacity as trustee of the Fire Victim Trust (the “Trustee”). Among other things, pursuant to the terms of the Fire Victim Trust RRA:

•

we are required (i) to file a registration statement shortly following the Effective Date to effect the registration of the Fire Victim Trust Shares (the filing of the registration statement of which this prospectus forms a part satisfies this requirement) and (ii) to cause such registration statement to be declared effective within 20 days thereafter;

•

subject to customary suspension rights, we are required to use commercially reasonable best efforts to cause such registration statement to remain continuously effective under, and properly amended, supplemented and replaced as required by, the Securities Act until the date as of which there are no longer “registrable securities” (as defined in the Fire Victim Trust RRA) outstanding;

•

subject to certain limitations, the Fire Victim Trust has the right (i) to require us to assist the Fire Victim Trust with effecting periodic underwriting offerings of Fire Victim Trust Shares and (ii) to include Fire Victim Trust Shares in offerings of common stock by us (whether for our account or the account of any other equity holder); and

•

subject to certain requirements, the Fire Victim Trust will agree to a customary lock-up not to exceed 90 days following offerings of common stock by us (whether for our own account or the account of the Fire Victim Trust or otherwise).

In addition, we are required to pay the fees and expenses incident to our registration obligations under the Fire Victim Trust RRA, including fees and expenses for one counsel for the Fire Victim Trust (subject to a cap) in connection with the initial registration and each assisted underwritten offering, but excluding any underwriting discounts or commissions or fees and expenses of the Fire Victim Trust. The Fire Victim Trust RRA contains customary indemnification and contribution provisions.

As provided in the Fire Victim Trust RRA, subject to limited exceptions, all Fire Victim Trust Shares in excess of 9.9% of the outstanding shares of our common stock are subject to “mirror voting,” whereby such shares will be voted in the same proportion as the votes of all other PG&E Corporation shareholders on all matters except for those directly related to the natural environment or safety.

In accordance with the Fire Victim Trust RRA, the Fire Victim Trust entered into lock-up agreements in connection with the Equity Offerings restricting it from selling shares of our common stock for the 90-day period following June 25, 2020.

PIPE Transaction

On June 7, 2020, we entered into an Investment Agreement (the “Investment Agreement”) with Appaloosa, LP, Third Point Loan LLC, Zimmer Partners, LP, Fidelity Management & Research Company, LLC and GIC Pte. Ltd. and/or affiliates thereof (each, a “PIPE Investor” and together, the “PIPE Investors”), relating to the issuance and sale to the PIPE Investors of an aggregate of $3.25 billion of our common stock (the “PIPE Transaction”) at a price per share equal to $9.50. The PIPE Transaction closed on July 1, 2020 (the “PIPE Closing Date”), upon which we issued 342,105,261 shares of our common stock (the “PIPE Shares”) to the PIPE Investors in reliance on the private placement exemption from registration pursuant to Section 4(a)(2) of the Securities Act.

Under the terms of the Investment Agreement, the PIPE Investors are entitled to certain customary registration rights with respect to the PIPE Shares, which, among other things, requires us to register the resale of the PIPE Shares under the Securities Act shortly following the Effective Date (the filing of the registration statement of which this prospectus forms a part satisfies this requirement) and to use commercially reasonable efforts to maintain such registration. Under the terms of the Investment Agreement, each PIPE Investor is prohibited from selling or transferring the PIPE Shares, subject to certain exceptions, until 90 days after the closing of the PIPE Transaction.

Backstop Commitment Letters

On or about March 4, 2020, we entered into the Amended and Restated Chapter 11 Plan Backstop Commitment Letters (as amended, restated, modified, or supplemented from time to time, the “Backstop Commitment Letters”), pursuant to which Appaloosa LP, Fidelity Telecom and Utilities Fund, Third Point Loan LLC and certain other investors (collectively, the “Backstop Parties”), severally agreed, subject to certain terms and conditions, to purchase up to an aggregate amount of shares of our common stock equal to $9.0 billion in the event that we were unable to raise sufficient proceeds from the Equity Offerings (as defined below) to finance the transactions contemplated by the Plan of Reorganization (the “Backstop Commitments”). As consideration for their obligations under the Backstop Commitment Letters, we agreed to issue 169,000,000 shares of our common stock to the Backstop Parties (the “Backstop Shares”), subject to adjustment, if applicable, as set forth in the Backstop Commitment Letters. On July 1, 2020, the Backstop Shares were issued to the Backstop Parties pursuant to an exemption from registration under the Securities Act set forth in Section 1145 of the Bankruptcy Code.

Greenshoe Backstop

On June 25, 2020, we entered into an underwriting agreement (the “Common Stock Underwriting Agreement”), with Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, as representatives of the several underwriters named in Schedule I thereto (the “Common Stock Underwriters”), pursuant to which we agreed to sell 423,372,629 shares of our common stock at a public offering price of $9.50 per share (the “Common Stock Offering”). In connection with the Common Stock Offering, we granted the Common Stock Underwriters a 30-day option to purchase up to an additional 42,337,263 shares of our common stock. In addition, on June 25, 2020, we entered into an underwriting agreement (the “Units Underwriting Agreement”), with Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, as representatives of the several underwriters named in Schedule I thereto (the “Units Underwriters” and, together with the Common Stock Underwriters, the “Equity Underwriters”), pursuant to which we agreed to sell 14,545,455 prepaid forward stock purchase contracts (the “Purchase Contracts”) to the Units Underwriters in order for the Units Underwriters to sell 14,545,455 equity units (the “Units”), with each Unit having a stated amount of $100.00 (the “Units Offering” and, together with the Common Stock Offering, the “Equity Offerings”). In connection with the Units Offering, we granted the Units Underwriters a 30-day option to purchase up to an additional 1,454,545 Purchase Contracts to be used by the Units Underwriters to create up to an additional 1,454,545 Units. The Common Stock Offering and the Units Offering closed on July 1, 2020 and we issued and sold a total of 423,372,629 shares of our common stock and 14,545,455 Units.

On June 19, 2020, we entered into Forward Stock Purchase Agreements (the “Forward Stock Purchase Agreements”) with Appaloosa LP, Fidelity Telecom, Utilities Fund, Third Point Loan LLC and the other Backstop Parties, pursuant to which the Backstop Parties severally agreed, subject to certain terms and conditions, to purchase up to an aggregate amount of shares of our common stock equal to $522,727,273 (the “Aggregate Greenshoe Backstop Purchase Amount”), at a price per share equal to $9.50 (the “Settlement Price”), in order to backstop the options we have granted to the Equity Underwriters to purchase additional securities in the Equity Offerings. The term of the Forward Stock Purchase Agreements is 30 days from the date of the execution of the Underwriting Agreements (i.e., June 25, 2020).

If, during the term of the Forward Stock Purchase Agreements, the Equity Underwriters exercise their options to purchase additional shares of our common stock and/or Equity Units, we will redeem a portion of the rights under the Forward Stock Purchase Agreements to receive common stock and return to the Backstop Parties a portion of the Aggregate Greenshoe Backstop Purchase Amount equal to the gross proceeds received by us from the sale of such additional shares of our common stock and/or Equity Units to the Equity Underwriters. If the Equity Underwriters do not exercise or only partially exercise their option to purchase additional securities, then shortly after the expiration of the Forward Stock Purchase Agreements, we will issue and deliver to the Backstop Parties a number of shares of common stock equal to the unredeemed portion of the Aggregate Greenshoe Backstop Purchase Amount divided by the Settlement Price.

Under the terms of the Forward Stock Purchase Agreements, the Backstop Parties are entitled to certain customary registration rights with respect to the shares of common stock delivered thereunder, which, among other things, require us to register the resale of such shares under the Securities Act shortly following the delivery thereof and to use commercially reasonable best efforts to maintain such registration. We expect to file a new registration statement in order to register the resale of any shares of common stock issued pursuant to the Forward Stock Purchase Agreements. The Backstop Parties will not be subject to any lock-up agreements with us or the underwriters of the Equity Offerings with respect to such shares, and as a result, such shares, as a general matter, will be freely tradeable by the Backstop Parties upon effectiveness of the resale registration statement.

401(k) Plan

The PG&E Corporation Retirement Savings Plan or the PG&E Corporation Retirement Savings Plan for Union-Represented Employees (the “401(k) Plan”), is a defined contribution plan covering all our non-represented employees of PG&E Corporation and all companies owned by PG&E Corporation, as designated by PG&E Corporation. The Employee Benefit Committee (“EBC”) of PG&E Corporation has oversight over the administration and financial management of affiliated company employee benefit plans, including the 401(k) Plan. The EBC retains Fidelity Management Trust Company as the Trustee of the 401(k) Plan. In this capacity, Fidelity Management Trust Company provides various administrative and ministerial services in connection with the administration of the 401(k) Plan and receives customary fees and other compensation from PG&E Corporation for providing these services.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in a prospectus supplement, the common stock initially will be issued in book entry form and represented by one or more global securities (collectively, “global securities”). The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary (“DTC”), and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC National Securities Clearing Corporation, all of which are registered clearing agencies. DTC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, referred to as “indirect participants,” that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities within the DTC system must be made by or through direct participants, which will receive a credit for those securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a “beneficial owner,” is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co, or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee do not affect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The direct and indirect participants are responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time. Beneficial owners of securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the securities, such as tenders. For example, beneficial owners of securities may wish to ascertain that the nominee holding the securities for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

In any case where a vote may be required with respect to the securities, neither DTC nor Cede & Co. (nor any other DTC nominee) will give consents for or vote the global securities, unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will send an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date identified in a listing attached to the omnibus proxy.

Payments on the securities will be made to Cede & Co., or such other nominee as may be requested by authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon receipt of funds and corresponding detail information from us or the paying agent in accordance with their respective holdings shown on DTC’s records. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC, the paying agent or us, subject to any legal requirements in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may otherwise be requested by an authorized representative of DTC) is our responsibility, disbursement of payments to direct participants is the responsibility of DTC and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depository with respect to the securities at any time by giving us reasonable notice. Under such circumstances, in the event that a successor securities depository is not obtained, certificates representing the securities are required to be printed and delivered. Also, we may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository), in which event, certificates representing the securities will be printed and delivered to DTC.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

As of the date of this prospectus, we have not been advised by the selling shareholders as to any plan of distribution. The selling shareholders, or their pledgees, donees (including charitable organizations), transferees or other successors-in-interest, may from time to time, sell any or all of the shares of common stock offered by this prospectus either directly by such person, or through underwriters, dealers or agents or on any exchange on which the shares of common stock may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The selling shareholders may use any one or more of the following methods when selling shares of our common stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as agent on both sides of the trade;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	any exchange distribution in accordance with the rules of the applicable exchange;

•	the pledge of shares of common stock for any loan or obligation;

•	privately negotiated transactions;

•	through the writing or settlement of short sales entered into after the effective date of the registration statement of which the prospectus will form a part;

•

through distribution by a selling shareholder or its successor in interest to its members, general or limited partners or shareholders (or their respective members, general or limited partners, beneficiaries or shareholders);

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares of common stock at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares of common stock under Rule 144 under the Securities Act, if available, or otherwise as permitted pursuant to applicable law, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of the shares of common stock under this prospectus, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to the prospectus, in the case of any agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority Rule 2121 (“Rule 2121”), and, in the case of a principal transaction a markup or markdown in compliance with Rule 2121.

In connection with sales of the shares of common stock under this prospectus or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging the positions they assume. The selling shareholders may also sell the shares of common stock short and deliver them to close their short positions, or loan or pledge the shares of common stock to broker-dealers that in turn may sell them. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling shareholders have been advised that they may not deliver the shares of common stock registered on the registration statement of which this prospectus forms a part to cover short sales of the shares of common stock made prior to the date the registration statement has been declared effective by the SEC.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them that are subject to this prospectus, and the pledgees or secured parties will, upon foreclosure in the event of default, be deemed to be selling shareholders. If and to the extent such foreclosure occurs, the number of securities under this prospectus on behalf of such selling shareholder will decrease by the number of securities subject to any such foreclosure. The selling shareholders may also transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

A selling shareholder that is an entity may elect to make an in-kind distribution of shares of common stock to its members, general or limited partners, beneficiaries or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, general or limited partners, beneficiaries or shareholders are not affiliates of ours, such members, partners, beneficiaries or shareholders would thereby receive freely tradable shares of common stock pursuant to the distribution through a registration statement. Additionally, to the extent that entities, members, partners or shareholders are affiliates of ours received shares in any such distribution, we may file a prospectus supplement in order to permit such affiliates to resell shares of common stock pursuant to this prospectus.

The selling shareholders and any underwriters, dealers or agents that participate in distribution of the securities may be deemed to be underwriters under the Securities Act, and any profit on sale of the securities by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify the selling shareholders against certain liabilities, including certain liabilities under the Securities Act.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. There can be no assurances that the selling shareholders will sell any or all of the securities offered under this prospectus.

LEGAL MATTERS

Certain legal matters in connection with the offered securities will be passed upon for us by Cravath, Swaine & Moore LLP and/or Hunton Andrews Kurth LLP. Certain legal matters in connection with the offered securities will be passed on for any agents, dealers or underwriters by their counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus by reference from the PG&E Corporation’s Annual Report on Form 10-K, and the effectiveness of PG&E Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

PG&E Corporation files annual, quarterly and current reports, proxy statements and other information with the SEC under File No. 001-12609. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, including PG&E Corporation, that file electronically with the SEC at http://www.sec.gov. PG&E Corporation’s SEC filings are also available at our website: http://investor.pgecorp.com. Except for documents filed with the SEC and incorporated by reference into this prospectus, no information contained in, or that can be accessed through, our website is to be considered part of this prospectus.

CERTAIN DOCUMENTS INCORPORATED BY REFERENCE

PG&E Corporation has “incorporated by reference” into this prospectus certain information that it files with the SEC. This means that PG&E Corporation can disclose important business, financial and other information in this prospectus by referring you to the documents containing this information.

PG&E Corporation incorporates by reference the documents and information (other than the Current Reports on Form 8-K or portions thereof that are “furnished” under Item 2.02 or Item 7.01 of Form 8-K) listed below:

•	PG&E Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019, as amended by Amendment No. 1 on Form 10-K/A;

•	PG&E Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020;

•

PG&E Corporation’s Current Reports on Form 8-K or Form 8-K/A, as applicable, filed with the SEC on January  23, 2020, January  31, 2020, February  4, 2020, February  7, 2020, March  2, 2020, March  6, 2020, March  10, 2020, March  23, 2020, April  22, 2020, May  1, 2020, May  12, 2020, May  27, 2020, May  27, 2020, June  3, 2020, June  8, 2020, June  9, 2020, June  10, 2020, June  12, 2020, June 19, 2020, June  23, 2020, June 24, 2020, June  25, 2020, June  26, 2020, July 2, 2020, July 7, 2020, July 7, 2020 and July 17, 2020; and

•

the description of the common stock of PG&E Corporation contained in its Registration Statement on Form S-4 filed with the SEC on February 21, 1996, and any amendment or report filed to update such description.

PG&E Corporation also incorporates by reference into this prospectus all future reports and other documents (other than the Current Reports on Form 8-K or portions thereof that are “furnished” under Item 2.02 or Item 7.01 of Form 8-K) that it files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, and (ii) on and after the date of this prospectus but prior to the termination or completion of the offering of securities under this prospectus.

All information incorporated by reference is deemed to be part of this prospectus except to the extent that the information is updated or superseded by information filed with the SEC after the date the incorporated information was filed (including later-dated reports listed above) or by the information contained in this prospectus or the applicable prospectus supplement. Any information that we subsequently file with the SEC that is incorporated by reference, as described above, will automatically update and supersede as of the date of such filing any previous information that had been part of this prospectus or the applicable prospectus supplement, or that had been incorporated herein by reference.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, on the written or oral request of that person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus other than exhibits to these documents, unless the exhibits are also specifically incorporated by reference herein. Requests for copies should be directed to the following address:

The Office of the Corporate Secretary

PG&E Corporation

77 Beale Street

P.O. Box 770000

San Francisco, CA 94177

Telephone: (415) 973-8200

Facsimile: (415) 973-8719

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance And Distribution

The following table sets forth the estimated expenses, other than the underwriting discounts and commissions, payable by PG&E Corporation (the “Registrant”) in connection with the sale of the securities being registered.

Registration fee	$947,304.40
Printing and engraving expenses	$18,000
Legal fees and expenses	$250,000
Accounting fees and expenses	$25,000
Miscellaneous	—

Total	1,240,304.40

Item 15.	Indemnification of Officers and Directors.

Section 317 of the California Corporations Code provides for indemnification of a corporation’s directors and officers under certain circumstances. The Registrant’s amended and restated articles of incorporation authorize it to provide indemnification of any person who is or was a director, officer, employee or other agent of the Registrant, or is or was serving at the Registrant’s request as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the Registrant or of another enterprise at the request of the predecessor corporation, through the Registrant’s amended and restated bylaws, board of directors resolutions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code.

The Registrant’s amended and restated articles of incorporation also eliminate the liability of the Registrant’s directors for monetary damages to the fullest extent permissible by California law. The Registrant’s board of directors has adopted a resolution regarding our policy of indemnification and each Registrant maintains insurance which insures its directors and officers against certain liabilities. In addition, the Registrant has entered into indemnification agreements with certain directors and officers consistent with the terms of such resolutions.

Item 16.	Exhibits.

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement with respect to Common Stock of PG&E Corporation.*

3.1	Amended and Restated Articles of Incorporation of PG&E Corporation effective as of June 22, 2020 (incorporated by reference to PG&E Corporation’s Form 8-K dated June 24, 2020 (File No. 1-12609), Exhibit 3.1).

3.2	Amended Bylaws of PG&E Corporation, amended as of June 22, 2020 (incorporated by reference to PG&E Corporation’s Form 8-K dated June 24, 2020 (File No. 1-12609), Exhibit 3.3).

4.1	Registration Rights Agreement, dated as of July 1, 2020, by and between PG&E Corporation and the Fire Victim Trust (incorporated by reference to PG&E Corporation’s Form 8-K dated July 2, 2020 (File No. 1-2348), Exhibit 10.2).

Exhibit Number	Description of Document

4.2	Investment Agreement, dated as of June 7, 2020, among PG&E Corporation and the Investors listed in Schedule A thereto (incorporated by reference to PG&E Corporation’s Form 8-K dated June 7, 2020 (File No. 1-2348), Exhibit 10.4).

5.1	Opinion of Hunton Andrews Kurth LLP.**

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Hunton Andrews Kurth LLP (included in Exhibit 5.1).**

24.1	Powers of Attorney.**

24.2	Board of Directors’ Resolution.**

*	To be subsequently filed or incorporated by reference.
**	Previously filed

Item 17.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to the registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that clauses (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to

Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by such undersigned Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about such undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing by the Registrant of an annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on July 20, 2020.

PG&E CORPORATION

By:	* William L. Smith
William L. Smith Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* William L. Smith William L. Smith	Chief Executive Officer (Principal Executive Officer) and Director	July 20, 2020

* Jason P. Wells Jason P. Wells	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 20, 2020

* David S. Thomason David S. Thomason	Vice President and Controller (Principal Accounting Officer)	July 20, 2020

* Rajat Bahri Rajat Bahri	Director	July 20, 2020

* Cheryl F. Campbell Cheryl F. Campbell	Director	July 20, 2020

* Kerry W. Cooper Kerry W. Cooper	Director	July 20, 2020

* Jessica L Denecour Jessica L. Denecour	Director	July 20, 2020

* Mark E. Ferguson III Mark E. Ferguson III	Director	July 20, 2020

* Robert C. Flexon Robert C. Flexon	Director	July 20, 2020

* William Craig Fugate William Craig Fugate	Director	July 20, 2020

* Arno L. Harris Arno L. Harris	Director	July 20, 2020

Signature	Title	Date

* Michael R. Niggli Michael R. Niggli	Director	July 20, 2020

* Dean L. Seavers Dean L. Seavers	Director	July 20, 2020

* John M. Woolard John M. Woolard	Director	July 20, 2020

* Oluwadara J. Treseder Oluwadara J. Treseder	Director	July 20, 2020

* Benjamin F. Wilson Benjamin F. Wilson	Director	July 20, 2020

* By:	/s/ Brian M. Wong
Brian M. Wong
Attorney-in-fact